Exhibit 10.16

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”) is made and executed this 8th day of April, 2008, by and between ClearPoint Resources, Inc., a Delaware corporation (the “Company”) and Optos Capital, LLC, a New Jersey limited liability company (“Optos”). The Company and Optos may be referred to herein each as a “Party” and collectively as the “Parties.”

B A C K G R O U N D

WHEREAS, the Company and Optos are parties to a Licensing Agreement, dated February 28, 2008 (the “Licensing Agreement”); and

WHEREAS, the Company and Optos desire to mutually terminate the Licensing Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Optos, intending to be legally bound, hereby agree as follows:

1. Termination. The Company and Optos hereby terminate the Licensing Agreement in its entirety. All rights, duties, obligations, liabilities or other provisions of the Licensing Agreement that govern the Parties’ conduct after termination shall continue in effect according to their terms following termination including, but not limited to, the last sentence of Section 3(b) and Sections 5(e), 5(f), 5(j), 7, 9, 10(a), 11(a), 16 and 18 of the Licensing Agreement (the “Surviving Provisions”).

2. Release by the Company. The Company and its directors, officers, employees, subsidiaries, affiliates, agents, representatives, shareholders, successors and assigns (the “Company Releasing Parties”), hereby release, remise and forever discharge Optos and its directors, officers, employees, subsidiaries, affiliates, agents, representatives, shareholders, successors and assigns (the “Optos Released Parties”), from any and all claims, damages, losses, injuries, suits, debts, liabilities, sums of money, accounts, covenants, controversies, demands, actions, rights and causes of action of whatever kind or nature, at law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, accrued or unaccrued, made, brought, or which could have been made or brought, that the Company Releasing Parties may have had or may presently have, against the Optos Released Parties solely in connection with or pertaining to the Licensing Agreement; provided, however, nothing in this Section 2 shall operate to release any obligations of Optos arising under the Surviving Provisions including, but not limited to, any monies owed, but unpaid, to the Company under the Licensing Agreement.

3. Release by Optos. Optos and its directors, officers, employees, subsidiaries, affiliates, agents, representatives, shareholders, successors and assigns (the “Optos Releasing Parties”), hereby release, remise and forever discharge the Company and its subsidiary and parent companies and its and their respective directors, officers, employees, subsidiaries, affiliates, agents, representatives, shareholders, successors and assigns (the “Company Released Parties”), from any and all claims, damages, losses, injuries, suits, debts, liabilities, sums of money, accounts, covenants, controversies, demands, actions, rights and causes of action of whatever kind or nature, at law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, accrued or unaccrued, made, brought, or which could have been made or brought, that the Optos Releasing Parties may have had or may presently have, against the Company Released Parties solely in connection with or pertaining to the Licensing Agreement; provided, however, nothing in this Section 3 shall operate to release any obligations of the Company arising under the Licensing Provisions.

4. Early Termination Fee. In consideration of Optos’ agreement to mutually terminate the Licensing Agreement as set forth herein, Company and Optos hereby agree that there will be a net termination fee (the “Net Termination Fee”) which will be paid by Company to Optos to cover Optos’ reasonable net costs incurred, if any, when winding up the temporary staffing operations of Optos associated with terminating the Licensing Agreement, less any net profit earned by Optos as a licensee of Company prior to this Agreement, which total Net Termination Fee may be negative (i.e., Optos to pay Company if negative). Company and Optos agree to negotiate in good faith in a timely manner to jointly come up with a fair and reasonable amount for the Net Termination Fee.

5. Further Assurances. Optos and its principals hereby agree to help transition smoothly the branch offices utilized in servicing the Licensing Agreement to any other subcontractors or licensees designated by Company.

6. Miscellaneous

a. Effective Date. Sections 1, 2, 3 and 6 of this Agreement shall be effective as of March 30, 2008.

b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles or which party is deemed to have drafted this Agreement or any provision hereof.

c. Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all prior understandings and agreements among the parties, written or oral. No modification or amendment of this Agreement shall be valid or binding unless such modification or amendment is in writing and is signed by each of the parties hereto.

d. Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the date hereof, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be duly executed as of the day and year first set forth above.

COMPANY:

CLEARPOINT RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

OPTOS:

OPTOS CAPITAL, LLC

By:	/s/ Chris Ferguson
Name:	Chris Ferguson
Title:	Managing Director

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